Exhibit 2.1

AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated February 15, 2023 is made

AMONG:

NEWCOURT ACQUISITION CORP, a Cayman Islands exempted company

(hereinafter referred to as "SPAC")

- and -

NEWCOURT SPAC SPONSOR LLC, a Delaware limited liability company

(hereinafter referred to as "Sponsor")

- and -

PSYENCE GROUP INC., a corporation organized under the laws of Ontario, Canada

(hereinafter referred to as "Parent")

- and -

PSYENCE BIOMED CORP., a corporation organized under the laws of British Columbia, Canada

(hereinafter referred to as "Target")

WHEREAS the Parties (as hereinafter defined) entered into a Business Combination Agreement dated January 9, 2023 (the "Business Combination Agreement");

AND WHEREAS the Parties wish to amend certain terms of the Business Combination Agreement,

NOW THEREFORE WITNESSETH THAT, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, it is agreed by the Parties as follows:

1.	Capitalized words and phrases used in this Amending Agreement and the recitals hereto without express definition herein shall, unless something in the subject matter or context is inconsistent therewith, have the same defined meaning as are ascribed to such words and phrases in the Business Combination Agreement.

2.	The fifth recital of the Business Combination Agreement shall be deleted in its entirety and replaced with the following:

"WHEREAS, before or upon the Closing, the Target intends to transfer the shares of Good Psyence (Pty) Ltd (RF) (South Africa), Psyence Jamaica Ltd (Jamaica), Psyence UK Group Ltd., Psyence Therapeutics Corp. (Ontario, Canada), Mind Health (Pty) Ltd (Lesotho), Psyence South Africa (Pty) Ltd (South Africa), and Pure Psyence Corp. (Canada) (the “Excluded Assets”) from the Target to an entity of the Parent’s choice;"

3.	The sixth recital of the Business Combination Agreement shall be deleted in its entirety and replaced with the following:

"WHEREAS, in connection with the transactions contemplated by this Agreement, SPAC and Target intend to enter into Subscription Agreements (as defined below) prior to the Closing with certain PIPE Investors (as defined below) providing for aggregate investments in the SPAC, the Target or the Surviving Company (the "PIPE Investment") of an amount so that the SPAC will have the Available Closing Date Cash as of the Closing Date (the "PIPE Investment Amount");"

4.	The definition of "Liability" or "Liabilities" in Section 1.1 of the Business Combination Agreement shall be deleted in its entirety and replaced with the following:

"“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including, for avoidance of doubt, the SPAC Transaction Expenses."

5.	Section 4.1(a)(vi) of the Business Combination Agreement shall be deleted in its entirety and replaced with the following:

"Consents. Any consents or approvals required by the CSE and applicable Canadian securities laws shall have been obtained, including the issuance of a receipt for a final prospectus of the Target by the applicable securities commission in a province in Canada."

6.	Section 11.1(h) of the Business Combination Agreement shall be deleted in its entirety and replaced with the following:

"by the Parent on or before February 13, 2023 if it is unsatisfied, in its sole and unfettered discretion, with its due diligence of SPAC;"

7.	Section 11.1(j) of the Business Combination Agreement shall be deleted in its entirety and replaced with the following:

"by the Parent if by March 31, 2023 the Parties are unable to agree on finalized forms of SPAC Support Agreement, Parent Shareholder Support Agreement, Target A&R Memorandum and Articles, the Target equity incentive plan, the Lock-up Agreements, A&R Registration and Shareholder Rights Agreement;"

8.	Except as specifically amended herein, all other terms and conditions contained in the Business Combination Agreement shall remain in full force and effect unamended and are hereby ratified and confirmed.

9.	Each of the Parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to carry out the intent of this Amending Agreement.

10.	This Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Any such executed counterpart may be delivered by e-mail in portable document format ("PDF") and will be deemed to be an original document, provided that any party executing this Amending Agreement by PDF format shall deliver an originally executed copy of this Amending Agreement immediately thereafter to each of the other parties hereto.

11.	This Amending Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amending Agreement as of the date first above written.

NEWCOURT ACQUISITION CORP

By:	/s/ Marc Balkin
Name: Marc Balkin
Title: Chief Executive Officer

[Signature Page – Amending Agreement to Business Combination Agreement]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amending Agreement as of the date first above written.

NEWCOURT SPAC SPONSOR LLC

By: Tabula Rasa Ltd
Its: Manager

By: Fiducia Trustees Ltd.
Its: Sole Corporate Director

By:	/s/ Carl Linde
Name: Carl Linde
Title: Director

[Signature Page – Amending Agreement to Business Combination Agreement]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amending Agreement as of the date first above written.

PSYENCE GROUP INC.

By:	/s/ Jody Aufrichtig
Name: Jody Aufrichtig
Title: Director

[Signature Page – Amending Agreement to Business Combination Agreement]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amending Agreement as of the date first above written.

PSYENCE BIOMED CORP.

By:	/s/ Warwick Corden-Lloyd
Name: Warwick Corden-Lloyd
Title: Chief Financial Officer

[Signature Page – Amending Agreement to Business Combination Agreement]